Exhibit 3.1

Document must be filed electronically
Paper documents will not be accepted.
  Document processing fee
Fees & forms/cover sheets
  are subject to change.
To access other information or print
  copies of filed dcouments,
  visit www.sos.state.co.us and
  select Business.

E-Filed $ 25.00	Colorado Secretary of State Date and Time: 07/28/2011 09:49 AM ID Number: 20001144259 Document number: 20111428764 Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY
Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	20001144259

1. Enity name:	AspenBio Pharma, Inc.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:
(if aplicable)

3. Use of Restricted Words (if any of these
terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ "bank" or "trust" or any derivative thereof ☐ "credit union" ☐ "savings and loan" ☐ "insurance", casualty", "mutual", or "surety"

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

OR

If the corporation's period of duration as amended is perpetual, mark this box:  ☑

7. (Optional) Delayed effective date:	07/29/2011 12:01 AM
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:
Landes Dwight R.
(Last) (First) (Middle) (Suffix)
c/o Ballard Spahr LLP
(Street name and number or Post Office information)
1225 17th Street, #2300
Denver CO 80202
(City) (State) (Postal/Zip Code)
United States
(Province - if applicable) (Country - if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and addressof any additional individuals causing the document to be delivered for filing, mark this box[ ]  and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

Attachment to
Articles of Amendment
 to the
Articles of Incorporation of
AspenBio Pharma, Inc.

Pursuant to the provisions of the Colorado Business Corporation Act, Section 7-110-106 of the Colorado Revised Statutes, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.  The name of the corporation is AspenBio Pharma, Inc. (the "Company").

2.  The Board of Directors and the shareholders of the Company have approved and duly adopted the following amendments to the Articles of Incorporation.

3.  The first sentence of ARTICLE THIRD (1) is amended to read as follows:

THIRD: (1) The aggregate number of shares which the corporation shall have authority to issue is 30,000,000 shares of common stock.

4.  Article THIRD is amended by adding a new paragraph (1) d., which shall read as follows:

"d. Combination and Reverse Stock Split. Upon the filing and effectiveness of this amendment to this corporation's Articles of Incorporation (the "Effective Time") pursuant to Colorado law, each five (5) shares of common stock issued and outstanding immediately prior to the Effective Time shall be combined into one validly issued, fully paid and nonassessable share of common stock, without any action by the holder thereof. This corporation will not issue fractional shares of common stock in connection with the combination; instead, each fractional share that would otherwise result from the combination shall be rounded up to one whole share of common stock. Each certificate representing shares of common stock outstanding as of the Effective Time will thereafter represent that corresponding number of post combination shares. Each person holding a certificate or certificates representing shares of common stock as of the Effective Time shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of common stock to which such person is entitled as a result of the combination. In connection with the combination, the authorized number of shares of common stock of this corporation has been reduced as set forth in the first sentence of this Article THIRD (1), as amended."

5.  The preceding amendments to the Articles of Incorporation were duly adopted by the Board of Directors on May 31, 2011 and by the shareholders of the Company on July 8, 2011. The number of votes cast for the amendments by each voting group entitled to vote separately on the amendments was sufficient for approval by the voting group.

6.       The amendments are to be effective at 12:01 a.m. (MT) on July 29, 2011.

7.       The name and address of the individual who causes this document to be delivered for filing, and to whom the Secretary of State may deliver notice if this document is refused, is:

Dwight R. Landes
Ballard Spahr LLP
1225 17th Street, Suite 2300
Denver, CO 80202
(303) 292-2400

AspenBio Pharma, Inc.

By:	/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal, CFO